Exhibit 1

JOINT FILING AGREEMENT

This will confirm the agreement by and among all the undersigned that the Schedule 13D filed on or about this date and any amendments thereto with respect to the beneficial ownership by the undersigned of the Class A Common Stock, par value $0.01 per share, of Townsquare Media, Inc. is being filed on behalf of each of the undersigned in accordance with Rule 13d-1(k). This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: November 19, 2020

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

By:	/s/ Mark H. FitzPatrick
	Name:	Mark H. FitzPatrick
	Title:	EVP and Chief Financial Officer

MSG ENTERTAINMENT GROUP, LLC

By:	/s/ Mark H. FitzPatrick
	Name:	Mark H. FitzPatrick
	Title:	EVP and Chief Financial Officer

MSG NATIONAL PROPERTIES, LLC

By:	/s/ Mark H. FitzPatrick
	Name:	Mark H. FitzPatrick
	Title:	EVP and Chief Financial Officer